Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CYBRA CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, the President and Chief Executive Officer of CYBRA Corporation, hereby certifies:

FIRST:               The name of the corporation is CYBRA Corporation (the “Corporation”).  The Corporation was formed under the name SYBRA Corporation.

SECOND:          The Corporation’s Certificate of Incorporation was filed by the Department of State of the State of New York on July 27, 1987.

THIRD:             Article 4 of the Certificate of Incorporation is hereby amended by the addition of the following provision fixing the number, designation, relative rights, preferences, and limitations of Series A Preferred Stock as fixed by the Board of Directors of the Corporation, to wit:

A.           Series A Preferred Stock

Section 1. Designation and Amount.  The shares of this series of preferred stock shall be designated as “Series A 10% Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2,090,000.  Such number of shares may be decreased at any time by resolution of the Board of Directors if any shares are not issued or repurchased; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

Section 2. Ranking.  The Series A Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Corporation: (a) senior to or on a parity with all other classes and series of the Corporation’s preferred stock, and (b) senior to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

Section 3. Liquidation.  Upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) (a “Liquidation Event”), out of the assets available for distribution to shareholders, the holders of Series A Preferred Stock shall be entitled to receive, in preference to any payment or distribution to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock, as to dividends, liquidation, dissolution or winding up, $0.50 per share (the “Original Issue Price”) plus an amount equal to all Preferred Dividends (as defined in Section 4 below) (whether or not earned or declared) accrued and unpaid on each such share up to and including the date of final distribution to such holders unless the Corporation elects to pay the Preferred Dividend in shares of Common Stock (such aggregate amount, the “Preferred Liquidation Value”). After the Preferred Liquidation Value has been paid on the Series A Preferred Stock, the remaining assets shall be paid to the holders of the Common Stock and other junior classes of stock in accordance with their respective priority, if any.  In the event the net assets of the Corporation are insufficient to pay the holders of the Series A Preferred Stock the full amount of their preference set forth above and the holders of any other series of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock the liquidating payments to which they are entitled, then the remaining net assets of the Corporation shall be divided among and paid to the holders of the shares of Series A Preferred Stock and any such other capital stock of the Corporation ranking on a parity with the Series A Preferred Stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of Common Stock and other junior classes of capital stock will receive nothing. A merger or consolidation of the Corporation with or into, any other transaction or series of transactions involving the Corporation and, or the sale of all or substantially all of the assets of the Corporation to, any other corporation or entity in which the shareholders of the Corporation do not own a majority of the outstanding shares of capital stock following such transaction or series of transactions shall be deemed to be a Liquidation Event unless the holders of the Series A Preferred Stock have elected to convert their shares in connection with any such transaction.

Section 4. Dividends.

(a) The Series A Preferred Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from April 10, 2009, at the annual rate of ten percent (10%) of the Original Issue Price (the “Preferred Dividends”), payable when and if declared by the Board of Directors of the Corporation. Preferred Dividends shall cease to accrue on shares of Series A Preferred Stock on the date of their conversion.

(b) Preferred Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock and to accumulate from the issuance date of such shares until paid whether or not earned or declared. Preferred Dividends shall accrue whether or not there shall be (at the time any such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(c) No dividend shall be declared on any other series or class or classes of stock as to which the Series A Preferred Stock ranks on a parity or prior as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series A Preferred Stock at the time outstanding all (whether or not earned or declared) accrued and unpaid dividends for all periods coinciding with or ending before such dividend, redemption, purchase, acquisition or payment.  Preferred Dividends shall also be payable upon the final distribution date relating to the dissolution, liquidation or winding up of the Corporation and the initial public offering of the Common Stock.

(d) The Corporation shall have the option to pay the Preferred Dividend in cash or in shares of Common Stock or in a combination of cash and Common Stock. If the Corporation elects to pay the Preferred Dividend in shares of Common Stock, then the number of shares issuable shall be determined by dividing the amount of the Preferred Dividend payable by the Conversion Price in effect on the third Business Day prior to the date on which such Preferred Dividend shall have been declared.  The Corporation may elect to pay such Preferred Dividend in shares of Common Stock only if it makes such payment ratably to all holders of Series A Preferred Stock. “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Section 5. Conversion.

(a) Optional Conversion.  Each share of Series A Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), at any time, into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share of Series A Preferred Stock shall be the Original Issue Price; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Subsection 5(d).

(b) Automatic Conversion.  Each share of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective Conversion Price at any time on or after the closing of the sale of shares of Common Stock in a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such act (or any successor thereto) or to an employee benefit plan of the Corporation, underwritten by a lead manager of national standing, at an effective public offering price resulting in at least $25,000,000 of gross proceeds to the Corporation.

(c) Mechanics of Conversion.  Conversion of shares of Series A Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Corporation or in blank to the office of any transfer agent for the shares of Series A Preferred Stock or to any other office or agency maintained by the Corporation for that purpose (the “Transfer Agent”) and otherwise in accordance with reasonable conversion procedures established by the Corporation.  Holders of shares of Series A Preferred Stock at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividends so declared on such shares of Series A Preferred Stock on the corresponding dividend payment date notwithstanding the conversion of such shares of Series A Preferred Stock following such record date and prior to such dividend payment date.  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares to be converted (except that if such conversion is in connection with an underwritten public offering of Common Stock, then such conversion shall be deemed to have been effected upon such surrender) so that the rights of the holder thereof as to the shares being converted shall cease at such time except for the right to receive shares of Common Stock and all accrued and unpaid dividends in accordance herewith, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time.  As promptly as practicable after the surrender of the Series A Preferred Stock, the Corporation shall issue and deliver to such holder certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof.

(d) Conversion Price Adjustments.  The Conversion Price in effect from time to time for the Series A Preferred Stock shall be subject to adjustment in certain cases as follows:

(i) If the Corporation shall at any time or from time to time after the issuance date of the Series A Preferred Stock (the “Issuance Date”), effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, unless the holders of the Series A Preferred Stock shall receive such dividend or other distribution as a result of their holdings of Series A Preferred Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, unless the holders of the Series A Preferred Stock shall receive such dividend or other distribution as a result of their holdings of Series A Preferred Stock, then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation or other assets that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or assets (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

(iv) If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Corporation with or into another corporation or other business entity, or the sale of all or substantially all of the Corporation’s properties or assets to any other business entity, then as a part of any such transaction an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation or other business entity resulting from any such transaction.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the holders of the Series A Preferred Stock after any such transaction to the end that the provisions of this Section 5(d)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(e) No Impairment.  The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(f) Certificate as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Taxes.  The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto.

(h) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three Business Days following being mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation will give written notice (along with full particulars) to each holder of Series A Preferred Stock at least 20 days prior to the date (x) on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any transaction referred to in Section 5(d)(v), or any Liquidation Event and (y) the Corporation is to consummate any Liquidation Event or transaction referred to in Section 5(d)(v) wherein no shareholder vote is necessary and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series A Preferred Stock at least 20 days prior to the date on which any such transaction, dissolution, liquidation or winding up will take place.

(i) No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares of Common Stock up to the nearest whole number of shares of Common Stock.

(j) Reservation of Stock Issuable Upon Conversion.  The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

(k) New Certificates.  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such holder at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(c).

Section 6. Voting Rights.

(a) Except as otherwise provided by New York law and as provided in this Section, holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration.

(b) The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.  For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of preferred stock which is on a parity with or has preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock.

(c) Without the affirmative vote of the holders of not less than a majority of the shares of Series A Preferred Stock outstanding, voting together as a single class, the Corporation shall not amend or waive any of the provisions of the Certificate of Incorporation that would materially and adversely affect any right, preference or privilege of the Series A Preferred Stock or of the holders thereof.

(d) Without the affirmative vote of the holders of not less than a majority of the shares of Series A Preferred Stock outstanding, voting together as a single class, the Corporation shall not enter into, create, incur, assume, guarantee or suffer to exist liens of any kind on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than Permitted Liens.  For purposes of this Section, “Permitted Debt” and “Permitted Lien” shall have the following definitions:

(i) “Permitted Debt” means trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets.

(ii) “Permitted Lien” means (a) liens with respect to the payment of taxes or governmental charges in all cases which are not yet due or which are subject to a good faith contest; (b) any liens incurred in connection with Permitted Debt provided that such liens are not secured by assets of the Corporation other than the assets so acquired or leased; and (c) statutory liens of landlords or equipment lessors against any property of the Corporation in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen.

Section 7. Reacquired Shares.  Any shares of Series A Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under New York law.

Section 8. Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 9. Replacement.  Upon receipt of evidence satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

Section 10. Successors and Transferees.  The provisions applicable to shares of Series A Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series A Preferred Stock.

FOURTH:             The foregoing Amendment was authorized by the Board of Directors of the Corporation by unanimous written consent.

________________________________
Harold L. Brand
President and Chief Executive Officer

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